SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*


                              Xpedite Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    893929100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Robert S. Vaters
                            c/o Xpedite Systems, Inc.
      446 Highway 35, Eatontown, New Jersey 07724; Telephone (732) 389-3900
--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                November 14, 1997
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. / /

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 13 Pages)



------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 2 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert S. Vaters; SS. No. ###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           PF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     30,000
         BENEFICIALLY          -------------------------------------------------
           OWNED BY              8    SHARED VOTING POWER
            EACH                      0
          REPORTING            -------------------------------------------------
           PERSON                9    SOLE DISPOSITIVE POWER
            WITH                      30,000
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           30,000
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 3 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Roy B. Andersen, Jr.; SS. No. ###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           PF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /


--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     316,782
         BENEFICIALLY          -------------------------------------------------
           OWNED BY              8    SHARED VOTING POWER
             EACH                     0
           REPORTING           -------------------------------------------------
            PERSON               9    SOLE DISPOSITIVE POWER
             WITH                     316,782
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           316,782
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           3.4%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 4 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vincent DeVita; SS. No. ###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           PF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     9,500
        BENEFICIALLY           -------------------------------------------------
          OWNED BY               8    SHARED VOTING POWER
           EACH
         REPORTING             -------------------------------------------------
          PERSON                 9    SOLE DISPOSITIVE POWER
           WITH                       9,500
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,500
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 5 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Max A. Slifer; SS. No. ###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           PF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /


--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     175,651
         BENEFICIALLY          -------------------------------------------------
           OWNED BY              8    SHARED VOTING POWER
            EACH                      0
          REPORTING            -------------------------------------------------
           PERSON                9    SOLE DISPOSITIVE POWER
            WITH                      175,651
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,651
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.9%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 6 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Dennis Schmaltz; SS. No. ###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                             (b)

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           PF
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     174,658
        BENEFICIALLY           -------------------------------------------------
          OWNED BY               8    SHARED VOTING POWER
            EACH                      0
         REPORTING             -------------------------------------------------
          PERSON                 9    SOLE DISPOSITIVE POWER
           WITH                       174,658
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           174,658
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.9%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 7 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           UBS Capital II LLC; I.R.S. No. 13-3952900
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           Not applicable
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
          OWNED BY               8    SHARED VOTING POWER
            EACH                      0
          REPORTING            -------------------------------------------------
           PERSON                9    SOLE DISPOSITIVE POWER
            WITH                      0
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
           OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 8 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Fenway Partners, Inc.; I.R.S. No. ###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           Not applicable
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
          OWNED BY               8    SHARED VOTING POWER
            EACH                      0
          REPORTING            -------------------------------------------------
           PERSON                9    SOLE DISPOSITIVE POWER
            WITH                      0
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

------------------------------------------       -------------------------------
CUSIP No. 893929100                                 Page 9 of 13 Pages
------------------------------------------       -------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Xpedite Acquisition Corp.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           Not applicable
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                                   / /

--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
          NUMBER OF              7    SOLE VOTING POWER
           SHARES                     0
         BENEFICIALLY          -------------------------------------------------
          OWNED BY               8    SHARED VOTING POWER
            EACH                      0
          REPORTING            -------------------------------------------------
           PERSON                9    SOLE DISPOSITIVE POWER
            WITH                      0
                               -------------------------------------------------
                                10    SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW  (11)  EXCLUDES  CERTAIN
           SHARES* / /
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                               AMENDMENT NO. 7 TO
                                  SCHEDULE 13D


          This Amendment No. 7 amends and supplements the statement on Schedule 13D dated February 11, 1997 filed by Roy B. Andersen, Jr., Robert S. Vaters, Dennis Schmaltz, Max A. Slifer and George Abi Zeid, as subsequently amended and filed by Roy B. Andersen, Jr., Robert S. Vaters, Dennis schmaltz, Max A. Slifer, Vincent DeVita, UBS Capital II LLC (formerly known as UBS Partners LLC), Fenway Partners, Inc. and Xpedite Acquisition Corp., relating to the common stock, par value $.01 per share (the "Common Stock"), of Xpedite Systems, Inc., a Delaware corporation ("Xpedite" or the "Company"). Capitalized terms used herein without definition have the meanings assigned to such terms in the initial filing or a previous amendment thereto.

          Item 2 is amended as follows:

Item 2.   IDENTITY AND BACKGROUND

          The Reporting Persons no longer constitute a group within the meaning of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, by reason of the termination of the Merger Agreement described in Item 4 of Amendment No. 6 to the initial filing and the transactions contemplated thereby.

Item 4.   PURPOSE OF TRANSACTION

Item 4 is amended as follows:

          On November 14, 1997, Xpedite terminated the Merger Agreement in accordance with its terms. As a result, the group which had been formed by the Reporting Persons has been disbanded.

                                    SIGNATURE
                                   -----------

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  November 21, 1997

                                          /s/ Roy B. Andersen, Jr.
                                          --------------------------------------
                                          Roy B. Andersen, Jr.*




                                          /s/ Robert S. Vaters
                                          --------------------------------------
                                          Robert S. Vaters




                                          /s/ Dennis Schmaltz
                                          --------------------------------------
                                          Dennis Schmaltz*




                                          /s/ Max A. Slifer
                                          --------------------------------------
                                          Max A. Slifer*




                                          /s/ Vincent DeVita
                                          --------------------------------------
                                          Vincent DeVita*



                                          *By: Robert S. Vaters
                                           As Attorney-in-Fact

                                          XPEDITE ACQUISITION CORP.



                                             /s/ Michael Greene
                                          By:-----------------------------------
                                             Name: Michael Greene
                                             Title: President



                                          UBS CAPITAL II LLC



                                             /s/ Michael Greene
                                          By:-----------------------------------
                                             Name: Michael Greene
                                             Title: Managing Director


                                             /s/ James A. Breckenridge
                                          By:-----------------------------------
                                             Name: James A. Breckenridge
                                             Title: Vice President



                                          FENWAY PARTNERS, INC.



                                             /s/ Russell W. Steenberg
                                          By:-----------------------------------
                                             Name: Russell W. Steenberg
                                             Title: Managing Director